Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Carmike Cinemas, Inc. on Form S-4 to be filed on or about June 19, 2014 of our report dated March 4, 2013, on our audits of the combined financial statements of the Theaters of Ultrastar Cinemas as of December 31, 2011 and 2010 and for each of the years in the two-year period ended December 31, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

Iselin, New Jersey

June 18, 2014